Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Waddell & Reed Financial, Inc.:

We consent to the incorporation by reference in the Registration Statements No. 333-65827 and 333-44528 on Forms S-8 and No. 333-43862 and 333-156851 on Forms S-3 of Waddell & Reed Financial, Inc. of our reports dated February 24, 2011, with respect to the consolidated balance sheets of Waddell & Reed Financial, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010; and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Waddell & Reed Financial, Inc.

/s/ KPMG LLP

Kansas City, Missouri

February 24, 2011